EXHIBIT 24.3



                                              March 19, 1997




Board of Directors
First Robinson Savings and Loan, F.A.
501 East Main Street
Robinson, Illinois  62454

Directors:

         We hereby consent to the use of our firm's name in the Form AC Application for Conversion of First Robinson Savings and Loan, F.A., Robinson, Illinois, and any amendments thereto, in the Form S-1 Registration Statement of First Robinson Financial Corporation and any amendments thereto, and in the Application H-(e)1-S for First Robinson Financial Corporation. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of First Robinson Financial Corporation.




                                                    Robin L. Fussell
                                                    Principal